December 2024

Pricing Supplement No. 5,421
Registration Statement Nos. 333-275587; 333-275587-01
Dated December 19, 2024
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Trigger Participation Securities, or “securities,” are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. The payment at maturity on the securities will be based on the value of the worst performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM, which we refer to as the underlying indices. At maturity, if each underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus a return reflecting 100% of the upside performance of the worst performing underlying index, subject to the maximum upside payment at maturity. If any of the underlying indices depreciates in value, but the final index value of each underlying index is greater than or equal to 70% of the respective initial index value, which we refer to as the respective trigger level, investors will receive the stated principal amount of their investment plus an unleveraged positive return based on the absolute value of the performance of the worst performing underlying index, which will be effectively limited to a 30% return. However, if the final index value of any underlying index is less than its respective trigger level, investors will lose a significant portion or all of their investment, resulting in a loss of 1% for every 1% decline in the worst performing underlying index from its initial index value. Investors may lose their entire initial investment in the securities. Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in any underlying index below its respective trigger level will result in a significant loss of your investment, even if the other underlying indices have appreciated or have not declined as much. The securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying indices and forgo current income and upside above the maximum upside payment at maturity in exchange for the absolute return feature that applies to a limited range of performance of the worst performing underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Nasdaq-100® Technology Sector IndexSM measures the performance of companies in the Nasdaq-100 Index® that are classified as technology according to the Industry Classification Benchmark. For more information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement. For more information about the Nasdaq-100® Technology Sector IndexSM, see “Annex A — Nasdaq-100® Technology Sector IndexSM” beginning on page 26.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 23, 2026
Underlying indices:	S&P 500® Index (the “SPX Index”), Russell 2000® Index (the “RTY Index”) and Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”)
Valuation date:	January 20, 2026, subject to postponement for non-index business days and certain market disruption events
Aggregate principal amount:	$510,000
Payment at maturity:

If the final index value of each underlying index is greater than its respective initial index value,

$1,000 + upside payment

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final index value of any underlying index is less than or equal to its respective initial index value, but the final index value of each underlying index is greater than or equal to its respective trigger level:

$1,000 + ($1,000 × absolute index return of the worst performing underlying index)

If the final index value of any underlying index is less than its respective trigger level:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of at least 30%, and possibly all of your investment.

Upside payment:	$1,000 × participation rate × index percent change of the worst performing underlying index
Participation rate:	100%
Maximum upside payment at maturity:	$1,090 per security (109.00% of the stated principal amount)
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:	The underlying index with the lowest index percent change
Index performance factor	With respect to each underlying index, final index value / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:

With respect to the SPX Index, 5,867.08, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 2,221.498, which is the index closing value of such index on the pricing date

With respect to the NDXT Index, 10,368.58, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Trigger level:

With respect to the SPX Index, 4,106.956, which is 70% of the initial index value of such index

With respect to the RTY Index, 1,555.049, which is approximately 70% of the initial index value of such index

With respect to the NDXT Index, 7,258.006, which is 70% of the initial index value of such index

Stated principal amount / Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	December 19, 2024
Original issue date:	December 24, 2024 (3 business days after the pricing date)
CUSIP / ISIN:	61777RLE1 / US61777RLE17
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$971.50 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$6.50	$993.50
Total	$510,000	$3,315	$506,685

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $993.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for participation securities.

(3)See “Use of proceeds and hedging” on page 23.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

Investment Summary

The Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying indices that provides returns based on the performance of the worst performing underlying index, subject to the maximum upside payment at maturity; and

￭To obtain an unleveraged positive return for a limited range of negative performance of the worst performing underlying index.

Maturity:	Approximately 13 months
Maximum upside payment at maturity:	$1,090 per security (109.00% of the stated principal amount)
Participation rate:	100% (applicable only if the final index value of each underlying index is greater than its respective initial index value)
Trigger level:	With respect to the SPX Index, 70% of the initial index value With respect to the RTY Index, 70% of the initial index value With respect to the NDXT Index, 70% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Coupon:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $971.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate, the trigger levels and the maximum upside payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit

December 2024 Page 2

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

December 2024 Page 3

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

Key Investment Rationale

The Dual Directional Trigger Participation Securities offer the potential for a positive return at maturity based on the absolute value of a limited range of percentage changes of the worst performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM. In exchange for the absolute return feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the closing value of the worst performing underlying index on the valuation date. The securities are unsecured obligations of ours, and all payments on the securities are subject to our credit risk. Investors may lose their entire initial investment in the securities.

Absolute Return Feature

The securities enable investors to obtain an unleveraged positive return if the final index value of any underlying index is less than its respective initial index value but only if the final index value of the worst performing underlying index is greater than or equal to the respective trigger level.

Upside Scenario

Each underlying index increases in value and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 100% of the index percent change of the worst performing underlying index, subject to the maximum upside payment at maturity of $1,090 per security (109.00% of the stated principal amount).

Absolute Return Scenario

The final index value of the worst performing index is less than the respective initial index value but is greater than or equal to the respective trigger level. In this case, you receive a 1% positive return on the securities for each 1% negative return on the worst performing underlying index. For example, if the final index value of the worst performing underlying index is 10% less than its respective initial index value, the securities will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 30% return at maturity.

Downside Scenario

Any underlying index declines in value such that, at maturity, the final index value of the worst performing index is less than the respective trigger level. In this case, the securities will redeem for at least 30% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in value of the worst performing underlying index over the term of the securities.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in any underlying index below its respective trigger level will result in a significant loss of your investment, even if the other underlying indices have appreciated or have not declined as much.

December 2024 Page 4

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The actual initial index value and trigger level for each underlying index are set forth on the cover of this document. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	100%
Maximum upside payment at maturity:	$1,090 per security (109.00% of the stated principal amount)
Hypothetical trigger level:

With respect to the SPX Index, 4,200, 70% of the respective hypothetical initial index value

With respect to the RTY Index, 980, 70% of the respective hypothetical initial index value

With respect to the NDXT Index, 8,750, 70% of the respective hypothetical initial index value

Hypothetical initial index value:	With respect to the SPX Index: 6,000 With respect to the RTY Index: 1,400 With respect to the NDXT Index: 12,500

EXAMPLE 1: Each underlying index appreciates significantly over the term of the securities, and investors receive only the maximum upside payment at maturity.

Final index value		SPX Index: 11,400
RTY Index: 2,380
NDXT Index: 22,500
Index percent change		SPX Index: (11,400 – 6,000) / 6,000 = 90% RTY Index: (2,380 – 1,400) / 1,400 = 70% NDXT Index: (22,500 – 12,500) / 12,500 = 80%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + ($1,000 × participation rate × index percent change of the worst performing underlying index, subject to the maximum upside payment at maturity)
	=	$1,000 + ($1,000 × 100% × 70%), subject to the maximum upside payment at maturity
	=	maximum upside payment at maturity of $1,090 per security

In example 1, the final index value of each of the SPX Index, the RTY Index and the NDXT Index is significantly greater than its initial index value. The SPX Index has appreciated by 90%, the RTY Index has appreciated by 70% and the NDXT Index has appreciated by 80%. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the worst performing underlying index, which is the RTY Index in this example, subject to the maximum upside payment at maturity. Investors receive only the maximum upside payment at maturity of $1,090 per stated principal amount, even though each underlying index has appreciated significantly.

December 2024 Page 5

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

EXAMPLE 2: The final index value of each underlying index is greater than its respective initial index value.

Final index value		SPX Index: 6,120
RTY Index: 1,960
NDXT Index: 15,000
Index percent change		SPX Index: (6,120 – 6,000) / 6,000 = 2% RTY Index: (1,960 – 1,400) / 1,400 = 40% NDXT Index: (15,000– 12,500) / 12,500 = 20%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + ($1,000 × participation rate × index percent change of the worst performing underlying index), subject to the maximum upside payment at maturity
	=	$1,000 + ($1,000 × 100% × 2%), subject to the maximum upside payment at maturity
	=	$1,020

In example 2, the final index value of each of the SPX Index, the RTY Index and the NDXT Index is greater than its initial index value. The SPX Index has appreciated by 2%, the RTY Index has appreciated by 40% and the NDXT Index has appreciated by 20%. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,020 per security at maturity.

EXAMPLE 3: One underlying index appreciates, while the other two underlying indices decline over the term of the securities but no underlying index declines below the respective trigger level.

Final index value		SPX Index: 7,800
RTY Index: 1,120
NDXT Index: 10,625
Index percent change		SPX Index: (7,800 – 6,000) / 6,000 = 30% RTY Index: (1,120 – 1,400) / 1,400 = -20% NDXT Index: (10,625 – 12,500) / 12,500 = -15%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 20%)
	=	$1,200

In example 3, the final index value of the SPX Index is greater than its initial index value, while the final index values of the RTY Index and the NDXT Index are less than their respective initial index values, but are greater than or equal to their respective trigger levels. The SPX Index has appreciated by 30% while the RTY Index has declined by 20% and the NDXT Index has declined by 15%. Investors will receive the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the RTY Index in this example. Investors receive $1,200 per security at maturity. In this example, investors receive a positive return even though the NDXT Index declined by 15% and the RTY Index declined by 20% due to the absolute return feature of the securities and because none of the underlying indices declined beyond its respective trigger level.

December 2024 Page 6

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

EXAMPLE 4: Two underlying indices appreciate while one underlying index declines over the term of the securities, and the final index value of the worst performing underlying index is less than the respective trigger level.

Final index value		SPX Index: 7,800
RTY Index: 560
NDXT Index: 13,125
Index percent change		SPX Index: (7,800 – 6,000) / 6,000 = 30% RTY Index: (560 – 1,400) / 1,400 = -60% NDXT Index: (13,125 – 12,500) / 12,500 = 5%
Payment at maturity	=	$1,000 × [index performance factor of the worst performing index]
	=	$1,000 × (560 / 1,400)
	=	$400

In example 4, the final index values of the SPX Index and the NDXT Index are greater than their respective initial index values, while the final index value of the RTY Index has declined below the trigger level. The SPX Index has appreciated by 30%, the NDXT Index has appreciated by 5% and the RTY Index has depreciated by 60%. Because the final index value of the RTY Index has declined below the trigger level, the absolute return feature is no longer available and investors are instead exposed to the negative performance of the RTY Index, which is the worst performing underlying index in this example. Investors receive a payment at maturity of $400 per security.

EXAMPLE 5: Each underlying index declines below its respective initial index value but no underlying index declines below the respective trigger level.

Final index value		SPX Index: 4,500
RTY Index: 1,260
NDXT Index: 10,625
Index percent change		SPX Index: (4,500 – 6,000) / 6,000 = -25% RTY Index: (1,260 – 1,400) / 1,400 = -10% NDXT Index: (10,625 – 12,500) / 12,500 = -15%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 25%)
	=	$1,250

In example 5, the final index value of each of the SPX Index, the RTY Index and the NDXT Index is less than its respective initial index value but no underlying index declines below the respective trigger level. The SPX Index has declined by 25%, the RTY Index has declined by 10% and the NDXT Index has declined by 15%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,250 per security at maturity.

December 2024 Page 7

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

EXAMPLE 6: Each underlying index declines below its respective trigger level, and investors are therefore exposed to the decline in the worst performing underlying index from its initial index value.

Final index value		SPX Index: 1,800
RTY Index: 560
NDXT Index: 5,625
Index percent change		SPX Index: (1,800 – 6,000) / 6,000 = -70% RTY Index: (560 – 1,400) / 1,400 = -60% NDXT Index: (5,625 – 12,500) / 12,500 = -55%
Payment at maturity	=	$1,000 × [index performance factor of the worst performing index]
	=	$1,000 × (1,800 / 6,000)
	=	$300

In example 6, the final index value of each of the SPX Index, the RTY Index and the NDXT Index is less than its respective trigger level. The SPX Index has declined by 70%, the RTY Index has declined by 60% and the NDXT Index has declined by 55%. Therefore, the absolute return feature is no longer available and investors are instead exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example. Investors receive a payment at maturity of $300 per security.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in any underlying index below its respective trigger level will result in a significant loss of your investment, even if the other underlying indices have appreciated or have not declined as much.

December 2024 Page 8

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity. If the final index value of any underlying index is less than the respective trigger level (which is 70% of the respective initial index value), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 30% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full decrease in the value of the worst performing underlying index over the term of the securities. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

￭The appreciation potential of the securities is limited by the maximum upside payment at maturity. The appreciation potential of the securities is limited by the maximum upside payment at maturity of $1,090 per security, or 109.00% of the stated principal amount. Because the payment at maturity will be limited to 109.00% of the stated principal amount of the securities if each underlying index appreciates, any increase in the final index value of the worst performing underlying index over its initial index value by more than 9.00% of its initial index value will not further increase the return on the securities. The maximum return you can realize if the worst performing underlying index depreciates is also limited because of the respective trigger level. If the worst performing underlying index depreciates to below its respective trigger level, you will lose a significant portion or all of your investment in the securities.

￭The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview,” “Russell 2000® Index Overview” and “Nasdaq-100® Technology Sector IndexSM Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the

December 2024 Page 9

Morgan Stanley Finance LLC

Dual Directional Trigger Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due January 23, 2026

Principal at Risk Securities

claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index value of each underlying index will be based on the index closing value of such index on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if each underlying index appreciates prior to the valuation date but the value of any underlying index drops by the valuation date to below its trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the securities may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the valuation date.

￭Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS &

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Principal at Risk Securities

Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the trigger level for such underlying index, which is the level at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect whether the value of an underlying index on the valuation date is below the respective trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the securities at maturity (depending also on the performance of the other underlying indices).

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the trigger levels and the final index values, including whether any underlying index has decreased to below the respective trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying indices. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of each underlying index. Your return on the securities it not linked to a basket consisting of each underlying index. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If any underlying index declines to below its respective trigger level as of the valuation date, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying indices have appreciated or have not declined as much, and you will lose a significant portion or all of your investment. Accordingly, your investment is subject to the price risk of each underlying index.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying index. With three underlying indices, it is more likely that any underlying index will decline to below its trigger level as of the valuation date, than if the securities were linked to only one underlying index. Therefore it is more likely that you will suffer a significant loss on your investment.

￭The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector. The stocks included in the NDXT Index are stocks of companies whose primary business is directly associated with the technology sector, including the following sub-sectors: computers and peripherals, software, diversified telecommunication services, communications equipment, semiconductors and semiconductor equipment, internet software and services, IT services, electronic equipment, instruments and components, wireless telecommunication services and office electronics. Because the value of the securities is linked to the performance of the NDXT Index, an investment in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector.

The values of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. All of these factors could have an effect on the price of the NDXT Index and, therefore, on the value of the securities.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of each underlying index

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Principal at Risk Securities

may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on December 19, 2024:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,867.08
52 Weeks Ago:	4,768.37
52 Week High (on 12/6/2024):	6,090.27
52 Week Low (on 1/4/2024):	4,688.68

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2019 through December 19, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on December 19, 2024 was 5,867.08. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2019 to December 19, 2024

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Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter (through December 19, 2024)	6,090.27	5,695.94	5,867.08

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Principal at Risk Securities

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

Information as of market close on December 19, 2024:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	2,221.498
52 Weeks Ago:	2,020.953
52 Week High (on 11/25/2024):	2,442.031
52 Week Low (on 1/17/2024):	1,913.166

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2019 through December 19, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on December 19, 2024 was 2,221.498. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2019 to December 19, 2024

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Russell 2000® Index	High	Low	Period End
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter	2,109.459	1,942.958	2,047.691
Third Quarter	2,263.674	2,026.727	2,229.970
Fourth Quarter (through December 19, 2024)	2,442.031	2,180.146	2,221.498

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

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Nasdaq-100® Technology Sector IndexSM Overview

The Nasdaq-100® Technology Sector IndexSM, which is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”), is an equal-weighted index intended to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark. For additional information about the Nasdaq-100® Technology Sector IndexSM, see “Annex A — Nasdaq-100® Technology Sector IndexSM” below.

Information as of market close on December 19, 2024:

Bloomberg Ticker Symbol:	NDXT
Current Index Value:	10,368.58
52 Weeks Ago:	9,514.86
52 Week High (on 7/10/2024):	11,224.97
52 Week Low (on 1/4/2024):	9,098.91

The following graph sets forth the daily closing values of the NDXT Index for the period from January 1, 2019 through December 19, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDXT Index for each quarter in the same period. The closing value of the NDXT Index on December 19, 2024 was 10,368.58. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The NDXT Index has at times experienced periods of high volatility, and you should not take the historical values of the NDXT Index as an indication of its future performance.

NDXT Index Daily Closing Values January 1, 2019 to December 19, 2024

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Principal at Risk Securities

Nasdaq-100® Technology Sector IndexSM	High	Low	Period End
2019
First Quarter	4,606.49	3,547.57	4,493.19
Second Quarter	4,880.48	4,170.02	4,660.72
Third Quarter	5,026.65	4,469.97	4,771.68
Fourth Quarter	5,492.35	4,642.53	5,457.73
2020
First Quarter	5,954.62	4,030.77	4,606.71
Second Quarter	5,960.27	4,378.75	5,960.27
Third Quarter	6,915.12	5,948.33	6,401.73
Fourth Quarter	7,563.77	6,307.99	7,541.05
2021
First Quarter	8,480.86	7,197.59	7,866.84
Second Quarter	8,721.40	7,468.71	8,681.21
Third Quarter	9,228.96	8,348.04	8,606.64
Fourth Quarter	9,855.42	8,413.37	9,575.39
2022
First Quarter	9,565.42	7,193.06	8,320.06
Second Quarter	8,495.52	6,054.97	6,248.30
Third Quarter	7,489.94	5,723.83	5,723.83
Fourth Quarter	6,344.14	5,350.93	5,751.76
2023
First Quarter	7,129.20	5,647.49	7,129.20
Second Quarter	8,164.64	6,494.21	8,048.90
Third Quarter	8,597.36	7,705.63	7,939.24
Fourth Quarter	9,661.82	7,528.82	9,587.92
2024
First Quarter	10,686.65	9,098.91	10,420.33
Second Quarter	10,883.35	9,500.55	10,790.65
Third Quarter	11,224.97	9,288.31	10,443.26
Fourth Quarter (through December 19, 2024)	11,142.01	10,154.19	10,368.58

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Annex A — Nasdaq-100® Technology Sector IndexSM” below.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:

With respect to the SPX Index, S&P® Dow Jones Indices LLC, or any successor thereof.

With respect to the RTY Index, FTSE Russell, or any successor thereof.

With respect to the NDXT Index, Nasdaq OMX Group, Inc., or any successor thereof.

Index closing value:

With respect to each of the SPX Index and the NDXT Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index, published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index. In certain circumstances, the index closing value for the SPX Index or the NDXT Index shall be based on the alternate calculation of such underlying index described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the RTY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the RTY Index, or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index shall be based on the alternate calculation of the RTY Index described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Postponement of maturity date:

If the scheduled valuation date is not an index business day with respect to an underlying index or if a market disruption event occurs with respect to an underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the latest valuation date as postponed with respect to such underlying index.

Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail,

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Principal at Risk Securities

postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities
Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with

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respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The net proceeds from the sale of the securities will be used by us for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in stocks of the underlying indices, futures and/or options contracts on the underlying indices, any component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of an underlying index on the pricing date, and therefore could increase the respective trigger level, which is the level at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of an underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying indices). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information	MS & Co. expects to sell all of the securities that it purchases from us to an

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Principal at Risk Securities

regarding plan of distribution; conflicts of interest:

unaffiliated dealer at a price of $993.50 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL and Morgan Stanley and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site

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Principal at Risk Securities

at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the product supplement for participation securities, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for Participation Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement or in the prospectus.

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Principal at Risk Securities

Annex A — Nasdaq-100® Technology Sector IndexSM

The Nasdaq-100® Technology Sector IndexSM was developed by Nasdaq and is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”). The underlying index is designed to measure the performance of Nasdaq-listed companies that are classified as technology according to the Industry Classification Benchmark which also meet other eligibility criteria determined by Nasdaq. The underlying index is reported by Bloomberg under the ticker symbol “NDXTT.” All information contained in this document regarding the Nasdaq-100® Technology Sector IndexSM has been derived from publicly available information, without independent verification.

The Nasdaq-100® Technology Sector IndexSM is calculated under an equal-weighted methodology. On February 22, 2006, the Nasdaq-100® Technology Sector IndexSM began with a base of 1,000.00. To be eligible for inclusion in the Nasdaq-100® Technology Sector IndexSM, a security and its issuer must meet the following criteria:

●the security must be included in the Nasdaq-100 Index®

●the issuer of the security’s primary U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;

●the issuer of the security must be classified as Technology according to the Industry Classification Benchmark (“ICB”);

●if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then that security must have listed options on a registered options market in the United States or be eligible for listed-options trading on a registered options market in the United States;

●the issuer of the security generally may not currently be in bankruptcy proceedings;

●each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date);

●the issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Nasdaq Index Management Committee; and

●the security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American, or CBOE BZX. Eligibility is determined as of the constituent selection reference date and includes that month. A security that was added as a result of a spin-off will be exempt from the seasoning requirement.

Index Calculation.

The Nasdaq-100® Technology Sector IndexSM is calculated without regard to ordinary dividends however it does reflect special dividends. The formula is as follows:

PRt =	Index Market Valuet
PR Index Divisort

where:

and:

“Index Security” shall mean a security that has been selected for membership in the Nasdaq-100® Technology Sector IndexSM, having met all applicable eligibility requirements.

n = Number of Index Securities in the Nasdaq-100® Technology Sector IndexSM.

qi = Number of shares of Index Security i applied in the Nasdaq-100® Technology Sector IndexSM. The number of shares can be based on any number of items which would be identified in each specific Index Methodology including total shares outstanding (TSO), application of free float, dividend yield, modification due to foreign ownership restrictions, modification due to capping etc. This can also be referred to as Index Shares.

pi = Price in quote currency of Index Security i. Depending on the time of the calculation, the price can be either of the following:

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(1)The Start of Day (SOD) price which is the previous index calculation day’s (t-1) closing price for Index Security i adjusted for corporate action(s) occurring prior to market open on date t, if any, for the SOD calculation only;

(2)The intraday price which reflects the current trading price received from the Index Exchange during the index calculation day;

(3)The End of Day (EOD) price refers to the Last Sale Price; or

(4)The Volume Weighted Average Price (VWAP)

t = current index calculation day

t – 1 = previous index calculation day

Index Calendar.

The securities composing the Nasdaq-100® Technology Sector IndexSM are selected once annually each December. Securities currently within the Nasdaq-100® Technology Sector IndexSM must meet the eligibility criteria using market data through the end of October that year and total shares outstanding as of the end of November that year. Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.

The index is rebalanced on a quarterly basis in March, June, September and December. The index rebalance uses the Last Sale Price (“LSP”) of all Index securities as of the third Friday (February, May, August, and November, respectively). Index rebalance changes are announced in early March, June, September and December, and changes become effective after the close of trading on the third Friday in March, June, September and December.

Index Maintenance.

Deletion Policy. If at any time other than an index reconstitution, a component of the Nasdaq-100® Technology Sector IndexSM is removed from the Nasdaq-100 Index® for any reason, it is also removed from the Nasdaq-100® Technology Sector IndexSM at the same time.

This may include:

●listing on an ineligible index exchange;

●a security is not classified under the Technology Subsector according to the ICB;

●merger, acquisition, or other major corporate event that would otherwise adversely impact the integrity of the Index;

●if a company is organized as a REIT;

●if the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® for two consecutive month-ends; or

●if a security that was added to the Nasdaq-100 Index® as the result of a spin-off event has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® at the end of its second day of regular way trading as a Nasdaq-100 Index® member.

In the case of mergers and acquisitions, the effective date for the removal of an Index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.

Securities that are added as a result of a spin-off may be deleted as soon as practicable after being added to the index. This may occur when Nasdaq determines that a security is ineligible for inclusion because of reasons such as ineligible exchange, security type, or industry. Securities that are added as a result of a spin-off may be maintained in the index until a later date and then removed, for example if a spin-off security has liquidity or market capitalization characteristics that diverge materially from the security eligibility criteria and could affect the integrity of the index.

Replacement Policy. When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100 Index®, it is also removed from the Nasdaq-100® Technology Sector IndexSM. As such, if the replacement company being added to the Nasdaq-100 Index® is classified as Technology according to ICB, it is added to the Nasdaq-100® Technology Sector IndexSM and will assume the weight of the removed company on the Index effective date.

When a component of the Nasdaq-100 Index® that is not classified as Technology according to ICB is removed and the replacement company being added to the Nasdaq-100 Index® is classified as Technology according to ICB, the replacement company is considered for addition to the Nasdaq-100® Technology Sector IndexSM at the next quarterly Rebalance.

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Principal at Risk Securities

When a component of the Nasdaq-100 Index® that is classified as Technology according to ICB is removed from the Nasdaq-100 Index® and the replacement company being added to the Nasdaq-100 Index® is not classified as Technology according to ICB, the company is removed from the Nasdaq-100® Technology Sector IndexSM and the divisor of the Nasdaq-100® Technology Sector IndexSM is adjusted to ensure Index continuity.

Additions Policy. If a security is added to the Nasdaq-100 Index® for any reason, it may be added to the Nasdaq-100® Technology Sector IndexSM at the same time.

Corporate Actions. In the periods between scheduled index reconstitution and rebalancing events, individual Index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100® Technology Sector IndexSM.

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The securities are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Nasdaq-100 Index® is determined, composed and calculated by Nasdaq without regard to us or the securities. Nasdaq has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM, NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM, NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq.

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